Exhibit (g)(8)

Execution Copy

AMENDED AND RESTATED SPECIAL CUSTODY and PLEDGE AGREEMENT

(Short Sales and Exchange-Listed Options)

AGREEMENT, (hereinafter “Agreement”) dated as of August 22, 2012, among HARRIS ASSOCIATES INVESTMENT TRUST, on behalf of its series listed on Schedule A attached hereto (each, a “Customer”) on behalf of itself or its portfolios (each, a “Portfolio”) listed on Schedule A attached hereto, PERSHING LLC (“Broker”), and STATE STREET BANK AND TRUST COMPANY as Custodian hereunder (“Custodian”).

WHEREAS, Broker is a member of several national securities exchanges and is a clearing member of The Options Clearing Corporation (“OCC”); and

WHEREAS, Customer has opened a margin account (the “Margin Account”) with Broker in which Customer may effect Short Sales, (as such term is hereinafter defined) and transactions in exchange-listed options (“Options Transactions”), and for that purpose has signed an Account Agreement with Broker (the “Margin Agreement”) and has entered into or may hereafter enter into one or more of Broker’s master agreements for exchange-listed options (such agreements, collectively, the “Options Agreements”); and

WHEREAS, Customer intends to effect Short Sales and Options Transactions and to pledge assets to Broker to secure performance of Customer’s obligations with respect to Short Sales and Options Transactions effected for Customer’s account with Broker; and

WHEREAS, Broker is required to comply with applicable laws and regulations requiring the margining of Short Sales and Options Transactions, including the margin regulations of the Board of Governors of the Federal Reserve System, the OCC, any relevant securities exchanges, other self-regulatory associations (the “Margin Rules”) and Broker’s internal policies; and

WHEREAS, to facilitate Short Sales and Options Transactions hereunder, Customer and Broker desire to establish procedures for their compliance with the Margin Rules; and

WHEREAS, Custodian acts as custodian of certain assets of Customer pursuant to a contract with Customer (the “Custodian Contract”) and holds such assets in an account (the “Custodial Account”) and has acted as custodian for Collateral pursuant to the terms and conditions of that certain Special Custody and Pledge Agreement dated as of May 9, 2005 among Custodian, Customer, and Broker (the “Original Agreement”); and

WHEREAS, the Custodian, Customer and Broker desire to amend and restate the Original Agreement in its entirety as follows.

NOW, THEREFORE, be it agreed as follows:

(1)           As used herein, capitalized terms have the following meanings unless otherwise defined herein:

“Adequate Performance Assurance” shall mean such Collateral placed in the Special Custody Account (as defined below) as is adequate to cover both Short Sales (as defined below) and Options (as defined below) transactions under the Margin Rules and Broker’s internal policies in effect from time to time and as provided to Customer.

“Advice from Broker” means a notice in writing delivered to Customer or Custodian, as applicable hereunder, or transmitted to them by a facsimile-sending device, except that for any of the following purposes it shall mean notice by telephone to a person designated by Customer or Custodian, as applicable, in writing as authorized to receive such advice or, in the event that no such person is available, to any officer of the Customer or Custodian and confirmed in writing promptly thereafter: (i) for initial or additional Collateral; (ii) notice that an exercise notice filed with OCC has been assigned to Customer; (iii) notice that Customer has failed to give notice of intent to make payment due upon exercise of a Put Option (as hereinafter defined); (iv) notice that Customer has failed to make delivery of securities or currency required to be delivered upon exercise of a Call Option (as hereinafter defined); (v) notice that Customer has failed to pay an Exercise Settlement Amount (as hereinafter defined); or (vi) any notice referred to in paragraph 9 hereof. An officer of Broker will certify to Custodian and Customer on Appendix A, attached hereto, the names and signatures of those employees who are authorized to give Advices from Broker, which certification may be amended from time to time by a new written certification to Custodian and Customer.

“Business Day” means a day on which both Custodian and Broker are open for business.

“Call Option” means a call option that is issued by the OCC and is cleared by Broker through the OCC.

“Closing Transaction” means a transaction in which Customer (i) purchases securities that have been sold short or (ii) purchases an Option (as defined below) of the same series as an Option previously written by it and still unexpired or unexercised, or in which Customer sells an Option of the same series as an Option previously purchased by it and still outstanding.

“Collateral” means U.S. cash, U.S. Government securities, U.S. securities underlying a Call Option (as defined below) or other U.S. margin-eligible securities or foreign securities (exclusive of Japanese government bonds) acceptable to Broker which are pledged to Broker as provided herein.

“Exercise Settlement Amount” means: (i) in the case of a Call Option on a market index, the amount by which the ‘aggregate exercise price’ of the Call Option contract is less than the ‘aggregate current index value’ of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges, or (ii) in the case of a Put Option on a market index, the amount by which the ‘aggregate exercise price’ of the Put Option contract is greater than the ‘aggregate current index value’ of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges.

“Insolvency” means that (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the “Bankruptcy Law”) of any jurisdiction adjudicating the Customer insolvent; or (ii) the Customer has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of the Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to the Customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (iii) any such petition or application has been filed, or any such proceedings commenced, against the Customer and the Customer by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days.

“Instructions from Customer” or “Instructions” means a request, direction or certification in writing signed in the name of the Customer by a person authorized by Customer and delivered to Custodian or transmitted to it by a facsimile-sending device except that instructions to pledge initial or additional Collateral may be given by telephone and thereafter confirmed in writing signed in the name of Customer by a person authorized in writing by Customer. An officer of Customer shall certify to Custodian on Appendix B, attached hereto, the names and signatures of those employees of Customer or other persons who are authorized to give Instructions from Customer, which certification may be amended from time to time by a new written certification to Custodian. Instructions under this Agreement to Custodian from Customer shall constitute Proper Instructions under the Custodian Contract.

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Option” means either a Put Option or a Call Option or both as the context requires.

“Put Option” means a put option that is issued by the OCC and is cleared by Broker through the OCC.

“Same Day” shall mean no later than 2:00 p.m. on the same Business Day that the Broker notifies Customer that an exercise notice has been assigned to Customer but only if such notification has been given by Broker by 10:00 a.m. If such notification is given by Broker to Customer after 10:00 a.m., Same Day shall mean by 2:00 p.m. the following Business Day.

“Short Sales” shall mean the sale by Customer of securities which Customer does not own, and which is consummated by the delivery of securities borrowed from or through the facilities of Broker, in accordance with the applicable provisions of the Margin Rules, particularly Sections 220.10 and 220.12 of Regulation T of the Board of Governors of the Federal Reserve System. Such Short Sales shall be made in compliance with Regulation SHO promulgated under the Securities Exchange Act of 1934.

(2)           Customer agrees to provide and at all times to maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement.

(3)           (a) (i) Custodian shall, in its capacity as a securities intermediary with respect to securities (as defined in Article 8 of NYUCC (“Article 8”)), and in its capacity as a bank (as defined in Article 9 of the NYUCC) with respect to cash, segregate Collateral on its books and records, as a subaccount of Customer’s Custodial Account, under the name of “Pershing LLC as Pledgee of [Name of Portfolio on Schedule A]” (such segregated assets referred to herein as “Special Custody Account”), and shall hold therein for Broker, as pledgee upon the terms of this Agreement, all Collateral identified as such. The Custodian will treat all securities and other assets credited to the Special Custody Account as financial assets except that Custodian will not treat as a financial asset (i) any security or other asset that is not capable of such treatment under section 8-501(d) of the NYUCC or (ii) any cash or cash balance in the Special Custody Account. Any security otherwise included in the Collateral and that is not capable of being treated as a financial asset under section 8-501(d) will be held by the Custodian as bailee for Broker, and the provisions of Section 3 will apply, solely for purposes of such section, as if the security were a financial asset credited to the Special Custody Account. Customer will instruct Custodian in Instructions from Customer as to the cash and specific securities which Custodian is to identify on its books and records as pledged to Broker as Collateral in the Special Custody Account. Customer agrees that the value of such cash and securities shall be at least equal in value to what Broker shall initially and from time to time advise Customer in an Advice from Broker is necessary to constitute Adequate Performance Assurance. Broker agrees to monitor Collateral in the Special Custody Account to ensure that such Collateral is adequate for both Short Sales and Options transactions. Customer may substitute Collateral in the Special Custody Account only after Customer notifies Broker of the contemplated substitution and Broker Advises Custodian that such substitution is acceptable. Custodian shall have no responsibility for determining the valuation or adequacy of margin required under this Agreement. Custodian may, in its discretion, choose not to act upon Instructions from Customer if any advances under the Custodian Contract are outstanding at such time. If Custodian chooses not to act upon Instructions from Customer, Custodian shall promptly notify Customer of Custodian’s intention not to act on such instructions. Broker shall have all rights and remedies provided hereunder and under the Margin Agreement and the Options Agreements.

(ii)           For avoidance of doubt, and notwithstanding any provision herein to the contrary, Customer and Broker hereby acknowledge that any foreign security which may be held by Custodian, a sub-custodian within Custodian’s network of sub-custodians (each, a “Sub-Custodian”) or a depository or book-entry system for the central handling of securities and other financial assets in which Custodian or Sub-Custodian are participants may not permit Broker to have a security entitlement under the NYUCC with respect to such foreign security (and such property shall be deemed for purposes of this Agreement not to be a financial asset held within the Special Custody Account). This paragraph does not apply to any security entitlement held by Custodian with respect to Customer assets held in Custodian’s account with Euroclear or Clearstream to the extent that the applicable law of the jurisdiction of the issuer of such foreign security or of any Sub-Custodian or other depository or book-entry system through which such foreign security is held does not preclude Broker from having a security entitlement under the NYUCC with respect to such foreign security.

(iii)          Customer hereby agrees that its choice of any foreign security as Collateral signifies its acceptance of Country Risk (as defined in the Custodian Contract) with regard to holding or transacting in such foreign security.

(iv)          Customer agrees that any buy-ins, fees or penalties assessed in a non-U.S. market in connection with the sale, segregation or substitution of Collateral covered by this Agreement shall solely be its responsibility, and agrees to indemnify and hold harmless the Custodian from liability or responsibility for such buy-in, fees, or penalties.

(b)           Customer authorizes Broker to take such actions with respect to any Collateral (including without limitation the delivery or substitution thereof) in the Special Custody Account as Broker, in its sole discretion, deems necessary to ensure Adequate Performance Assurance and compliance with the Margin Rules and Broker’s internal policies. In no event shall any consent of Customer be required for the taking of any such action by Broker.

(c)           Customer grants to Custodian the authority to segregate in the Special Custody Account any Collateral, that is specified by Customer in accordance with this Agreement. Customer, Broker and Custodian agree that Collateral will be held for Broker in the Special Custody Account by Custodian under the terms and conditions of this Agreement, that the Custodian will take such actions with respect to any Collateral (including without limitation the delivery thereof) as Broker shall direct in an Advice from Broker and that in no event shall any consent of the Customer be required for the taking of any such action by Custodian.

(d)           Customer hereby grants a continuing security interest to Broker (i) in the Collateral and any proceeds thereof in the Special Custody Account and (ii) in its accounts (including the Margin Account) with Broker, to secure Customer’s obligations to Broker hereunder and under the Margin Agreement and the Options Agreements. Such security interest will terminate at such time as Collateral is released as provided herein. Custodian shall have no responsibility for the creation, perfection, validity, priority, or enforceability of such security interest.

(4)           Custodian shall confirm in writing or electronically to Broker and Customer, within one Business Day, all pledges, releases or substitutions of Collateral and will supply Broker with a monthly statement of Collateral for combined Short Sales and Options transactions in the account during the preceding month. Customer and Broker agree that Customer shall be solely responsible for maintaining Adequate Performance Assurance to cover both Short Sales and Options Transactions. Broker shall advise Customer, in an Advice from Broker, of the value of Collateral which is necessary to constitute Adequate Performance Assurance. Custodian will also advise Broker or Customer, upon reasonable request, of the kind and amount of Collateral pledged to Broker.

(5)           Custodian agrees to release Collateral to Customer from the pledge hereunder only upon receipt of an Advice from Broker. Broker agrees, upon request of Customer, to provide such Advice with respect to Collateral selected by Customer (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time or (ii) against receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance or (iii) upon termination of the Customer’s accounts including the Margin Accounts (if any) and settlement in full of all transactions therein and any amounts owed to Broker with respect thereto. It is understood that Broker will be responsible for valuing Collateral; Custodian at no time has any responsibility for determining whether the value of Collateral is equal in value to Adequate Performance Assurance.

(6)           Customer represents and warrants to Broker that securities pledged to Broker shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that the Collateral will not be subject to any liens or encumbrances other than the lien in favor of Broker contemplated hereby, except as required in paragraph 7.

(7)           The Collateral shall at all times remain the property of the Customer subject only to the extent of the security interest and rights therein of Broker as the pledgee and secured party thereof. Any cash interest or cash dividends paid with respect to Collateral shall be credited by Custodian to the Custodial Account. Custodian hereby represents that the Collateral is not subject to any other lien, charge, security interest or other right or claim of Custodian or any person claiming through Custodian, and Custodian hereby waives any right, charge, security interest, lien or right of set off of any kind which it may have or acquire with respect to the Collateral; except for a lien for Custodian’s fees and expenses as permitted by Rule 17f-5 promulgated under the Investment Company Act of 1940, as amended from time to time, which lien shall be expressly subordinated in right of payment to the security interest of Broker. Custodian shall use its reasonable efforts to notify Broker and Customer if Custodian receives any notice of levy, lien, court order or other process purporting to affect the Collateral, provided that the Custodian’s failure to so notify Broker and/or Customer shall not give rise to any liability hereunder.

(8)           Broker shall, on each Business Day, compute the aggregate net credit or debit balance on Customer’s open Short Sales and open Options Transactions and advise Customer by 11:00 A.M. of the amount of the net debit or credit in an Advice from Broker, as the case may be. If a net debit balance exists on such day, Customer will cause an amount equal to such net debit balance to be deposited as Collateral into the Special Custody Account by the close of business on such day. If a net credit balance exists on such day, Broker will pay such credit balance to Customer by the close of business on such day. As Customer’s open Short Sales positions and Options positions are marked-to-market each week, payments will be made by or to Customer to reflect changes (if any) in the credit or debit balances. Broker will charge Customer interest on debit balances in accordance with Broker’s policies, as stated in Broker’s Options or Short Sales Agreement with Customer, and Broker will pay interest on credit balances as set forth in such Agreement. Balances will be appropriately adjusted when Short Sales are closed out and upon the occurrence of Closing Transactions.

(9)           The occurrence of any of the following constitutes a Customer Default hereunder:

(a)           failure by Customer to perform any obligation hereunder or under the Margin Agreement or Options Agreements including, without limitation, its obligation to maintain Adequate Performance Assurance as herein provided or, upon receiving notice from Broker that it can no longer protect Customer’s Short Sale, to make timely delivery to Broker in accordance with applicable laws, rules and regulations, of securities identical to the securities sold short; or

(b)           upon an Advice from Broker that an exercise notice filed with OCC in respect of one or more Call Options sold by Customer has been assigned to Customer through Broker and either: (i) Customer does not notify Broker by telephone on the Same Day of Customer’s intention to comply with the exercise notice by delivery of the underlying securities, currency or the Exercise Settlement Amount (as applicable); or (ii) Customer, having given such notice, fails to make delivery of such security or currency or cause such delivery to be made against receipt of payment against the gross exercise price for such securities or currency, less applicable commissions or other charges, or of the Exercise Settlement Amount on behalf of Customer to Broker; or

(c)           upon an Advice from Broker that an exercise notice filed with OCC in respect of one or more Put Options sold by Customer has been assigned to Customer through Broker and either: (i) Customer does not notify Broker by telephone on the Same Day of Customer’s intention to comply with the exercise notice by making payment of the gross exercise price plus applicable commissions or other charges against Custodian’s receipt of securities underlying the put, or to pay the Exercise Settlement Amount (as applicable); or (ii) Customer, having given such notice, fails to make payment or cause such payment to be made against receipt of securities underlying the Put Options, or payment of Exercise Settlement Amount; or

(d)           Customer’s Insolvency.

Broker will immediately notify Customer in an Advice from Broker (which may be given by electronic facsimile, telegraph or hand delivery) of such Customer Default. No sooner than 2:00 p.m. on the next Business Day after transmittal by Broker of such Advice to Customer, if the Customer Default continues at the end of such period, Broker may take any action permitted pursuant to the Margin Agreement or Options Agreements, including without limitation, the conversion of any convertible securities or exercise of Customer’s rights in warrants (if any) held in the Special Custody Account, the buy-in of any securities of which Customer’s account may be short, and the sale of any or all property or securities in the Margin Account(s) and the Special Custody Account to the extent necessary to satisfy Customer’s obligations to Broker (in which event such Collateral shall be delivered to Broker as directed in an Advice from Broker. Any sale of Collateral made pursuant to this paragraph 9 shall be made in accordance with the provisions of the NYUCC in the principal market for the securities or, if such principal market is closed, such sale shall be made in a manner commercially reasonable for such Collateral. Customer shall be liable to Broker for any deficiency that may exist after the exercise by Broker of its rights and remedies as aforesaid. Any surplus resulting from the sale of Collateral shall be transmitted to Custodian for deposit to the Custodial Account. Broker shall notify Customer of any sale of Collateral and any deficiency remaining thereafter in an Advice from Broker.

(10)         Broker hereby covenants, for the benefit of Customer, that Broker will not instruct Custodian to deliver Collateral free of payment with respect to any sale of Collateral pursuant to paragraph 9 until after the occurrence of the events and the expiration of the time periods set forth in paragraph 9. The foregoing covenant is for the benefit of Customer only and shall in no way be deemed to constitute a limitation on Broker’s right at any time to instruct Custodian pursuant to an Advice of Broker and Custodian’s obligation to act upon such instructions. Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of any agreement between Broker and Customer. Custodian will, however, provide prompt telephone notice to an officer of Customer of receipt by Custodian of Advice from Broker to deliver Collateral.

(11)         Custodian’s duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of Advice from Broker regarding release of Collateral, except as required by applicable law. Custodian shall not be liable or responsible for anything done, or omitted to be done by it in good faith and in the absence of, with respect to Customer, negligence, recklessness or willful misconduct, or with respect to Broker, gross negligence, recklessness or willful misconduct, and may rely and shall be protected in acting upon any

Advice from Broker or any other notice, instruction or other communication from Customer or Broker which it reasonably believes to be genuine and authorized. As between Customer and Custodian, the terms of the Custodian Contract shall apply with respect to any losses or liabilities of such parties arising out of matters covered by this Agreement. As between Custodian and Broker, Broker shall indemnify and hold Custodian harmless with regard to any losses or liabilities of Custodian (including reasonable counsel fees) imposed on or incurred by Custodian arising out of any action or omission of Custodian in accordance with any Advice, notice or instruction of Broker under this Agreement; provided, however, that Broker shall not indemnify Custodian for those losses arising solely out of Custodian’s gross negligence, recklessness or willful misconduct. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulations T or X of the Board of Governors of the Federal Reserve System, the OCC, the Securities and Exchange Commission, or Regulation SHO promulgated under the Securities Exchange Act of 1934. Custodian shall not be liable to any party for any such acts or omissions of the other parties to this Agreement. Custodian shall have no duty to require any cash or securities to be delivered to it or to determine that the amount and form of assets deposited in the Special Custody Account comply with any applicable requirements. Custodian may hold the securities in the Special Custody Account in bearer, nominee, book-entry or other form and in any depository or clearing corporation (including omnibus accounts), with or without indicating that the securities are held hereunder; provided, however, that all securities held in the Special Custody Account shall be identified on Custodian’s records as subject to this Agreement and shall be in a form that permits transfer at the direction of the Broker without additional authorization or consent of the Customer.

The Custodian shall not be responsible or liable for any delays, errors, or losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account; for the acts or omissions of any securities depositary, any third party, or the Federal Reserve/U.S. Treasury book-entry system for government securities; acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event beyond the control of the Custodian or its agents. Custodian shall not be liable for indirect, special or consequential damage even if advised of the possibility or likelihood thereof. This Section shall survive the termination of this Agreement.

(12)         The Custodian shall be entitled to reasonable compensation for its services and expenses as Custodian, to be paid by Customer, as agreed to from time to time between Customer and Custodian.

(13)         It is understood that all determinations and directions for Short Sales and Options Transactions for the account of Customer pursuant to the terms of this Agreement, the Margin Agreement and the Options Agreement shall be made by Customer. Customer is not relying upon Broker to make recommendations with respect thereto. Customer is required hereunder to deliver to Broker a copy of its currently effective registration statement which authorize it to engage in Short Sales and Options Transactions. Broker shall not be liable for any losses, costs, damages, liabilities, or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Broker hereunder for Customer’s account at Customer’s direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of Broker’s own negligence, recklessness, willful misconduct or bad faith. Broker shall not be responsible or liable to Customer for any delays, errors, or losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account; for the acts or omissions of any securities depositary, any third party, or the Federal Reserve/U.S. Treasury book-entry system for government securities; acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event beyond the control of Broker or its agents. Broker shall not be liable for indirect, special or consequential damage even if advised of the possibility or likelihood thereof. This Section shall survive the termination of this Agreement.

(14)         No modification or amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of Customer, Broker and Custodian.

(15)         Written communications hereunder shall be sent by facsimile transmission, overnight delivery, or hand delivered as required herein; or, when another method of delivery is not specified, may be mailed first-class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

(a) if to Custodian, to:	State Street Bank and Trust Company 200 Clarendon Street Boston, MA 02110 Attn: Michael A. Foutes Facsimile No.: Telephone No.: 617-662-9079

(b) if to Customer, to:	Harris Associates Investment Trust Two North LaSalle Street, Suite 500 Chicago, IL 60602 Attn: John Kane Facsimile No: 312-621-3823 Telephone No.: 312-621-0561

(c) if to Broker, to:	Pershing LLC 1 Pershing Plaza Jersey City, NJ. 07399 Attn: Legal Department Phone: 201-413-3330 Fax: 201-413-4799

(16)         Customer, Broker or Custodian may terminate this Agreement by thirty days prior notice in writing to the other parties hereto; provided, however, that the status of any Collateral pledged to Broker at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the Margin Agreement, the Options Agreements and any applicable rules, laws and regulations, including Margin Rules. Upon termination of this Agreement or the Custodian Contract, all assets of the Customer held in the Special Custody Account shall be transferred out of the Special Custody Account to an account specified by

Customer, provided, however, Custodian shall not be authorized to complete such transfer unless Broker consents to such transfer and releases Collateral in an Advice from Broker, which Advice shall not be unreasonably withheld.

(17)         Nothing in the Agreement will prohibit Broker, Customer or Custodian from entering into similar agreements with others in order to facilitate Option contract transactions.

(18)         If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such valid or unenforceable provision or condition were not contained herein.

(19)         All references herein to times of day shall mean the time in New York, New York, U.S.A.

(20)         This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of the State of New York. This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof.

(21)         This Paragraph 21 shall apply to Broker and Customer only and shall in no way whatsoever apply to or limit Custodian.

This Agreement contains a predispute arbitration clause. By signing an arbitration agreement, Customer and Broker agree as follows:

(a)           Customer and Broker are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b)           Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

c)             The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d)           The arbitrators do not have to explain the reason(s) for their award.

(e)           The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Customer is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f)            The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g)           The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this agreement.

Any controversy between Broker (and any of Broker’s affiliates also involved in such controversy) or any of its or their partners, officers, managing directors, directors or employees on the one hand, and Customer or Customer’s agents on the other hand, arising out of or relating to this Agreement, the transactions contemplated hereby or the accounts established hereunder, shall be settled by arbitration. The arbitration will be conducted before The Financial Industry Regulatory Authority Dispute Resolution (“FINRA-DR”). If FINRA-DR should decline to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

No person shall bring a putative or certified class action to arbitration nor seek to enforce any pro-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Customer is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(22)         Notwithstanding anything contained herein to the contrary, in no event shall Custodian be required to arbitrate any dispute which may arise hereunder. In connection with any legal proceeding arising out of or relating to this Agreement and involving Custodian, Broker and Customer each hereby irrevocably waives any and all right to trial by jury.

(23)         This Agreement may be executed in one or more counterparts, all of which shall constitute but one and the same instrument.

(24)         The use of a single form of agreement referring to multiple Customers listed on Schedule A is for ease of administrative purposes only. Custodian, Broker, and each of the registered investment companies identified as Customer on Schedule A of this Agreement, severally and not jointly, shall be deemed for all purposes to have entered into and executed a separate Agreement. The assets and liabilities of each Customer listed on Schedule A and those of any Portfolio of Customer are separate and distinct; the obligations of or arising out of this Agreement are binding solely upon the assets or property of each Customer or a Portfolio of a Customer, on whose behalf this Agreement has been executed.

(25)         This Agreement supersedes and terminates, as of the date hereof, all prior Special Custody and Pledge Agreements (including the Original Agreement), or similar agreements, if any, among the Custodian, Customer and Broker relating to Short Sales and Options Agreements for the Customer.

This Agreement contains a pre-dispute arbitration clause in Paragraph 21 applicable only to Broker and Customer.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

HARRIS ASSOCIATES INVESTMENT TRUST
On behalf of its series listed on Schedule A

By:	/s/ Janet L. Reali
Name:	Janet L. Reali
Title:	Vice President and Secretary

PERSHING LLC

By:	/s/ Emil Gizzi
Name:	Emil Gizzi
Title:	Managing Director

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

Special Custody and Pledge Agreement
(Short Sales and Exchange Listed Options)

SCHEDULE A

to
Amended and Restated Special Custody and Pledge Agreement Among
Harris Associates Investment Trust, on behalf of its series listed below,
Pershing LLC, and
State Street Bank and Trust Company

Dated as of August 22, 2012

Harris Associates Investment Trust

The Oakmark Fund

The Oakmark Select Fund

The Oakmark Equity and Income Fund

The Oakmark International Fund

The Oakmark Global Fund

The Oakmark International Small Cap Fund

The Oakmark Global Select Fund

A - 1

APPENDIX A

to
Amended and Restated Special Custody and Pledge Agreement Among
Harris Associates Investment Trust, on behalf of its series listed on Schedule A,
Pershing LLC, and
State Street Bank and Trust Company

Dated as of August 22, 2012

AUTHORIZED PERSONS FOR PERSHING LLC

Bank is directed to accept and act upon instructions received from any one of the following persons at Pershing LLC.

Name	Telephone/Fax Number	Signature

1.	1.	1.

2.	2.	2.

3.	3.	3.

Authorized by:                                 , as authorized agent of Broker

Name:

Title:

App A

APPENDIX B

to
Amended and Restated Special Custody and Pledge Agreement Among
Harris Associates Investment Trust, on behalf of its series listed on Schedule A,
Pershing LLC, and
State Street Bank and Trust Company

Dated as of August 22, 2012

AUTHORIZED PERSONS FOR HARRIS ASSOCIATES INVESTMENT TRUST

Bank is directed to accept and act upon instructions received from any one of the following persons at Harris Associates Investment Trust.

See Authorized Persons List from Customer as provided to Custodian in connection with the Custodian Contract.

App B